EXHIBIT 99.1

United-Guardian Announces Increase in Semi-Annual Cash Dividend

HAUPPAUGE, N.Y., May 13, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that its Board of Directors, at its meeting on May 12, 2010, declared a semi-annual cash dividend of $0.30 per share, which will be paid on June 11, 2010 to all stockholders of record as of the close of business on May 27, 2010. This represents a 7% increase over the $0.28 per share that was paid in the first half of 2009.

Ken Globus, President of United-Guardian, stated, "As a result of the record year we had in 2009, we are once again very pleased to be able to increase our semi-annual dividend. Our company has now been paying dividends for 15 consecutive years. Despite the sluggish economy, we have continued to steadily increase our sales and earnings, and are happy to be able to share our success with our stockholders.   We are optimistic that 2010 will be another successful year for us, with strong sales so far for the first four months of 2010."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT:  United-Guardian, Inc.
          Robert S. Rubinger, Public Relations
          (631) 273-0900